Exhibit 99.1

News Release—August 6, 2009

U-STORE-IT REPORTS SECOND QUARTER 2009 RESULTS AND ANNOUNCES
SIGNIFICANT PROGRESS IN ITS CAPITAL RAISING INITIATIVES

FFO of $0.21 per Share Exceeds Company Expectations

Company Receives $420 Million of Commitments for a New Credit Facility

Company to Raise $51 Million through Joint Venture

Pipeline of $115 Million of Secured Loans and Dispositions

WAYNE, PA—(MARKET WIRE)—August 6, 2009—U-Store-It Trust (NYSE: YSI) announced its operating results for the three months ended June 30, 2009 and announced significant progress in its capital raising initiatives.

“We reported second quarter FFO per share that exceeded our guidance,” said U-Store-It Chief Executive Officer Dean Jernigan. “More importantly, we delivered strong execution of operational and financial strategies that will continue to benefit the company and its shareholders in the future. We opened our national sales center, launched new media advertising and established a national footprint through the U-Store-It Network. Subsequent to the quarter end, we closed a secured financing and an asset sale, received $420 million of commitments for a new credit facility, and entered into a definitive agreement for a joint venture. In addition to this capital, we have a pipeline of $115 million of asset dispositions and secured financings.  These achievements allow us to better serve our customers, reach new customers and gain market share, as well as provide financial flexibility through late 2012.”

Key Metrics for the Quarter Ended June 30, 2009

•                  Funds from operations (FFO) were $0.21 per share compared with $0.24 per share in the second quarter of 2008, primarily reflecting $0.02 per share of incremental media advertising expenditures in the second quarter of 2009. As planned, the Company shifted its advertising strategy from yellow pages to television and radio advertising and the timing of the ad spend to the beginning of the prime rental season.

•                  Same-store revenue (376 same-store facilities) decreased 2.8 percent to $55.9 million from $57.5 million in the prior-year quarter.

•                  Same-store property operating expenses increased 6.4 percent to $23.4 million from $22.0 million in the prior-year quarter. Excluding advertising expenditures and a non-recurring $0.5 million expense recognized this quarter for a lost appeal on real estate taxes from prior years, same-store operating expenses decreased 1.7 percent.

•                  Same-store net operating income (NOI) decreased 8.5 percent to $32.5 million from $35.5 million in the prior-year quarter. Excluding advertising costs and non-recurring real estate tax expense, same-store NOI decreased 3.3 percent.

•                  Same-store realized annual rent and realized annual revenue per occupied square foot grew 2.4 percent and 3.3 percent, respectively, from the second quarter of 2008.

•                  Same-store average physical occupancy was 75.7 percent compared with 80.6 percent in the prior-year quarter.

Capital Raising Initiatives

“We are quite pleased to report significant progress with our capital raising initiatives,” said U-Store-It President and Chief Investment Officer Christopher Marr. “Subsequent to the end of the second quarter, we began the syndication process for a new, three-year senior secured credit facility and thus far have received $420 million of lending commitments. The syndication process will conclude by mid-August at which time we will determine the appropriate size of a new facility and proceed to an expected fourth quarter closing. At this time we anticipate a facility size of $450 million comprised of a $200 million term-loan and a $250 million revolver. In addition, we entered into definitive agreements to raise $51 million from a joint venture, and completed an asset sale and a secured loan totaling $6 million. Further, we currently have a pipeline of secured loan opportunities and asset dispositions of approximately $43 million and $72 million, respectively. These anticipated proceeds totaling approximately $616 million—combined with the $79 million we raised thus far in 2009 from secured loans, the issuance of 2.5 million common shares under our “at-the-market” equity program, and asset dispositions—and our expected retained cash flow will allow us to replace and repay our existing credit facility, repay our $46 million secured term loan and address our debt maturities through late 2012.”

New Credit Facility

U-Store-It has received a term sheet from its lead arrangers, Wells Fargo Securities, LLC and Bank of America Merrill Lynch, with respect to a new credit facility.  U-Store-It launched the syndication process in early July and has through the date of this release received $420 million of lender commitments for a new, senior secured credit facility. The syndication efforts will continue through mid-August at which time the Company will determine the appropriate size and composition of the new facility. At this time the term sheet contemplates, and the Company expects, the facility to be comprised of a $200 million secured term loan and a $250 million secured revolving credit facility. The new credit facility will have a three-year term and will be secured by the real and personal property interests in the Company’s borrowing base properties. U-Store-It will use the proceeds from the new credit facility to repay outstanding balances under and to replace its existing $450 million credit facility, which is scheduled to mature on November 20, 2009, and to repay a $46 million secured term loan.

The term sheet provides for customary covenants including a maximum leverage ratio of 65 percent (67.5 percent during the initial year of the agreement), a minimum fixed charge coverage ratio of 1.45x, a minimum tangible net worth covenant, and limitations on certain permitted investments, dividends and distributions, and the amount of floating rate interest exposure. Pricing on the new facility will range, depending on leverage levels, from 3.25 to 4.00 percent over LIBOR, with a LIBOR floor of 1.5 percent.

The new credit facility is subject to lender due diligence, formal documentation and closing requirements, and is expected to close in the fourth quarter of 2009.

Joint Venture

U-Store-It, through a wholly-owned affiliate, has signed a definitive agreement to form a joint venture with an affiliate of Heitman, LLC. As a result, U-Store-It will receive approximately $51 million in cash and a 50 percent interest in the un-leveraged joint venture. The Company will contribute 22 of its wholly-owned properties, which are located in eight states and have an agreed upon value of approximately $102 million. U-Store-It will continue day-to-day operations of the properties and receive a market rate management fee. The joint venture transaction is subject to customary due diligence and closing requirements, and is anticipated to close this month.

U-Store-It and Heitman, LLC continue to evaluate the potential to expand the joint venture beyond the aforementioned agreement. The companies have identified a pool of up to 20 additional U-Store-It properties, which may be contributed to an expanded joint venture at a future date.

Secured Loans and Property Dispositions

Subsequent to the end of the second quarter, U-Store-It raised $3.6 million from the sale of a property in New Mexico and $2.3 million through a secured loan.

To date in 2009, the Company has raised a total of $53.7 million through six secured loans and $15.3 million via four property dispositions. The loans have a weighted-average interest rate of 7.1 percent and maturities ranging from five to ten years. The four assets sold are located in Florida, New Mexico and California.

The Company remains active in raising additional capital through dispositions and secured loans. Currently, U-Store-It has a pipeline totaling approximately $115.2 million, consisting of:

•                  $46.4 million from asset sales. The Company has entered into contracts for the sale of six properties, which are located in Colorado, Florida, and New Jersey. Due diligence for the pending transactions is complete and conditions to closing have been met. The transactions are expected to close during the next 45 days.

•                  $25.4 million from asset sales under contract. The Company has entered into contracts for the sale of certain assets and due diligence for the pending transactions is in process. Assuming satisfactory completion of the buyer’s due diligence, closings will occur in the fourth quarter of 2009.

•                  $43.4 million in secured loans. The Company has $43.4 million of secured loans currently in due diligence. These eight loans secured by 20 assets are expected to close in the third quarter, assuming satisfactory completion of the lender’s due diligence. The loans have maturities ranging from five to ten years and a weighted-average interest rate of approximately 7.0 percent.

Second Quarter Financial Results

Second Quarter Funds from Operations

FFO for the second quarter of 2009 was $13.2 million, compared with $15.0 million for the second quarter of 2008. FFO per share was $0.21 in the quarter compared with $0.24 in the prior-year quarter.

Second Quarter Operating Results

The Company reported a net loss of $2.8 million, or $0.05 per share, in the second quarter of 2009, compared with net income of $0.3 million, or $0.01 per share, in the prior-year quarter. Total revenues decreased 2.4 percent to $57.0 million from $58.4 million, primarily due to lower average scheduled rent per square foot. Total property operating expenses increased to $26.0 million from $24.8 million, primarily reflecting higher advertising spending this year as a result of the Company’s aforementioned change in advertising strategy. General and administrative expenses decreased to $5.6 million from $6.5 million.

Interest expense decreased approximately $1.5 million in the second quarter of 2009, primarily as a result of reduced levels of debt outstanding and lower interest rates during the second quarter of 2009, compared with the same period in 2008.

The Company’s 384 owned facilities, containing 24.7 million rentable square feet, had a physical occupancy at June 30, 2009 of 76.9 percent and an average physical occupancy of 75.6 percent for the second quarter.

Second Quarter Same-Store Results

The Company’s same-store pool at June 30, 2009 represented 376 facilities containing approximately 24.2 million rentable square feet and included approximately 98.0 percent of the aggregate rentable square feet of the Company’s 384 owned facilities. The same-store facilities represented approximately 98.6 percent of property net operating income for the quarter ended June 30, 2009.

Same-store total revenues decreased 2.8 percent and same-store operating expenses increased 6.4 percent, compared with the second quarter of 2008. Same-store net operating income decreased 8.5 percent in the second quarter of 2009, compared with the prior-year quarter.

As the Company previously communicated in its outlook for the second quarter of 2009, same-store comparisons to the prior-year quarter were impacted by a shift in the timing of advertising expenditures. Excluding advertising expense and non-recurring real estate taxes of $0.5 million, same-store operating expenses decreased $0.3 million, or 1.7 percent, and same-store NOI decreased 3.3 percent in the second quarter, compared with the second quarter of 2008.

Same-store average physical occupancy for the second quarter of 2009 was 75.7 percent, compared with 80.6 percent in the second quarter of 2008. Realized annual rent per occupied square foot increased 2.4 percent over the prior year quarter.

Quarterly Dividend

On May 26, 2009, the Company’s Board of Trustees declared a dividend of $0.025 per share. The dividend was paid on July 22, 2009 to shareholders of record on July 7, 2009.

Full-Year 2009 and Third Quarter Financial Outlook

“We are pleased with our second quarter operating results and even more pleased with the substantial progress we’ve made in our capital raising efforts,” said U-Store-It Chief Financial Officer Timothy Martin. “We are revising our full-year 2009 guidance to reflect approximately $150 to $200 million of joint venture, disposition and secured financing capital we expect to raise during the second half of 2009, as well as the impact of a new, three-year secured credit facility which we expect to close in the fourth quarter of this year. This new capital, when combined with the $73 million of capital raised through June 30, 2009, will result in full-year capital raising well in excess of our previous guidance.  Our earnings outlook also reflects the expectation for pressure on revenues, which we anticipate will be partially offset by lower same-store expense growth than included in our previous guidance.”

For 2009, U-Store-It currently expects fully-diluted FFO per share will be between $0.84 and $0.89 and fully diluted net loss per share will be between $(0.35) and $(0.27). The Company’s outlook is based on the following key assumptions:

•                  General and administrative expenses of approximately $22.0 million to $22.8 million

•                  Same-store revenue growth of -4.0 to -2.0 percent, compared with 2008

•                  Same-store expense growth of 0.5 to 1.5 percent, compared with 2008

•                  Same-store net operating income growth of -6.0 to -4.0 percent, compared with 2008

•                  Secured loans closed to date of $53.7 million with a 7.1 percent weighted-average interest rate

•                  Additional secured loans of $30 million to $50 million closing in the third quarter

•                  Dispositions closed to date of $15.3 million

•                  Additional dispositions totaling $46 million to $71 million closing during the third and fourth quarters

•                  Joint venture closing during the third quarter generating $51 million in proceeds to the Company

•                  New secured credit facility closing in the fourth quarter

•                  Equity issuances completed in the second quarter totaling $10 million through “at-the-market” equity program.

2009 Full Year Guidance	Range or Value
Earnings (loss) per diluted share allocated to common shareholders	$(0.28)	to	$(0.23)
Less: gains on sales of real estate	(0.04)		(0.04)
Plus: real estate depreciation and amortization	1.16		1.16
FFO per diluted share	$0.84	to	$0.89

For the quarter ending September 30, 2009, the Company estimates fully-diluted FFO per share will be between $0.20 and $0.21 and fully-diluted net loss per share will be between $(0.11) and $(0.10).

Third Quarter 2009 Guidance	Range or Value
Earnings (loss) per diluted share allocated to common shareholders	$(0.09)	to	$(0.08)
Plus: real estate depreciation and amortization	0.29		0.29
FFO per diluted share	$0.20	to	$0.21

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, August 7, 2009, to discuss financial results for the three months ended June 30, 2009. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.ustoreit.com. The dial-in numbers are 1-800-860-2442 for domestic callers and +1-412-858-4600 for international callers.

A slide presentation that will accompany management’s comments on the call will be posted to the Investor Relations section of the Company’s web site shortly before the start of the conference call.

After the live webcast, the call will remain available on U-Store-It’s website for 30 days. In addition, a telephonic replay of the call will be available until August 17, 2009. The replay dial-in number is 1-877-344-7529 for domestic callers and +1-412-317-0088 for international callers. The reservation number for both is 431540.

Supplemental operating and financial data as of June 30, 2009 is available on the Company’s corporate website under the heading “Investor Relations and Financial Information.”

About U-Store-It Trust

U-Store-It Trust is a self-administered and self-managed real estate investment trust. The company provides self-storage solutions across the country through its 383 company-owned facilities and the U-Store-It Network, which consists of approximately 310 additional third-party locations. The company’s self-storage facilities and storage solutions are designed to offer affordable, easily accessible, secure, and in certain locations, climate-controlled storage space for residential and commercial customers.

According to the Self Storage Almanac, U-Store-It Trust is one of the top four owners and operators of self-storage facilities in the U.S.

Visitors may go online to http://www.ustoreit.com to learn more about the company and to find a nearby storage facility. Visitors to ustoreit.com can also view the sizes and features of individual self-storage units, reserve storage space, and pay their storage bills online using a safe, secure online payment function.

For more information about business or personal storage call U-Store-It toll free at 1-888-U-STORE-IT.

Non-GAAP Performance Measurements

FFO is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. The Company calculates FFO in accordance with the best practices described in the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”). The White Paper defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company’s facilities. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because it excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of property and depreciation, which can make periodic and peer analyses of operating performance more difficult. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, and is not indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

We define net operating income, which we refer to as NOI, as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, loan procurement amortization expense, non-controlling interests, depreciation and general and administrative, and deducting from net income: gains on sale of self-storage facilities, interest income and other. NOI is not a measure of performance calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of our facilities, and for all of our facilities in the aggregate. NOI should not be considered as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by U-Store-It Trust (“we,” “us,” “our” or the “Company”), contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on any forward-looking statements in this Report, or which management may make orally or in writing from time to time, as predictions of future events nor guarantees of future performance.  We caution you not to place undue reliance on forward-looking statements, which speak only as the date of this Report or as of the dates indicated in the statements.  All of our forward-looking statements, including those in this Report, are qualified in their entirely by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this Report. Any forward-looking statements should be considered in light of the risks referenced in Item 1A. “Risk Factors” in the U-Store-It Trust Annual Report on Form 10-K for the year ended December 31, 2008, in Part II. Item 1A. “Risk Factors” set forth below and in our other filings with the Securities and Exchange Commission (“SEC”). These risks include, but are not limited to, the following:

•                  national and local economic, business, real estate and other market conditions;

•                  the effect of competition from new and existing self-storage facilities or other storage alternatives, which would cause rents and occupancy rates to decline;

•                  the execution of our business plan;

•                  financing risks including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing indebtedness;

•                  recent disruptions in the credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates, or at all;

•                  increases in insurance premiums, property tax assessments and other operating and maintenance expenses;

•                  risks related to our participation in joint ventures;

•                  counterparty non-performance related to the use of derivative financial instruments;

•                  our ability to maintain our status as a real estate investment trust (“REIT”) for federal income tax purposes;

•                  difficulties in our ability to evaluate, finance and integrate acquired and developed properties into our existing operations and to lease up those properties, which could adversely affect our profitability;

•                  delays in the development and construction process, which could adversely affect our profitability;

•                  the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs, which could increase our expenses and reduce our cash available for distribution;

•                  potential liability for uninsured losses and environmental contamination;

•                  risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows;

•                  disruptions or shutdowns of our automated processes and systems; and

•                  general risks associated with the ownership and operation of real estate including changes in  demand, adverse changes in tax, real estate and zoning laws and regulations, the impact of natural disasters and potential terrorist attacks and acts of war.

We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Company Contact:

U-Store-It Trust

Timothy M. Martin

Chief Financial Officer

(610) 293-5700

U-STORE-IT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30,	December 31,
	2009	2008
ASSETS
Storage facilities	$1,869,114	$1,888,123
Less: Accumulated depreciation	(344,029)	(328,165)
Storage facilities, net	1,525,085	1,559,958
Cash and cash equivalents	1,657	3,744
Restricted cash	18,798	16,217
Loan procurement costs, net of amortization	5,392	4,453
Assets held for sale	—	2,378
Other assets, net	11,780	10,909
Total assets	$1,562,712	$1,597,659

LIABILITIES AND EQUITY
Revolving credit facility	$104,000	$172,000
Unsecured term loan	200,000	200,000
Secured term loan	46,447	57,419
Mortgage loans and notes payable	593,182	548,085
Accounts payable, accrued expenses and other liabilities	32,212	39,410
Distributions payable	1,630	1,572
Deferred revenue	9,484	9,725
Security deposits	472	472
Other liabilities held for sale	—	22
Total liabilities	987,427	1,028,705

Noncontrolling interests of the Company	45,649	46,026

Commitments and contingencies

Shareholders’ equity:
Common shares $.01 par value, 200,000,000 shares authorized, 60,137,647 and 57,623,491 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	601	576
Additional paid-in capital	812,247	801,029
Accumulated other comprehensive loss	(4,165)	(7,553)
Accumulated deficit	(279,047)	(271,124)
Total shareholders’ equity	529,636	522,928
Total liabilities and equity	$1,562,712	$1,597,659

CONSOLIDATED STATEMENTS OF OPERATIONS

U-STORE-IT TRUST AND SUBSIDIARIES

(in thousands, except share data)

	Three Months Ended June 30,
	2009	2008
REVENUES
Rental income	$52,336	$54,274
Other property related income	4,676	4,096
Total revenues	57,012	58,370
OPERATING EXPENSES
Property operating expenses	26,002	24,777
Depreciation and amortization	18,700	19,817
General and administrative	5,626	6,469
Total operating expenses	50,328	51,063
OPERATING INCOME	6,684	7,307
OTHER INCOME (EXPENSE)
Interest:
Interest expense on loans	(11,473)	(12,965)
Loan procurement amortization expense	(545)	(486)
Interest income	55	32
Other	(1)	71
Total other expense	(11,964)	(13,348)

LOSS FROM CONTINUING OPERATIONS	(5,280)	(6,041)

DISCONTINUED OPERATIONS
Income from discontinued operations	72	1,031
Net gain on disposition of discontinued operations	2,122	5,308
Total discontinued operations	2,194	6,339
NET INCOME (LOSS)	(3,086)	298
NET LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	242	(35)
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$(2,844)	$263

Basic and diluted loss per share from continuing operations attributable to common shareholders	$(0.08)	$(0.10)
Basic and diluted earnings per share from discontinued operations attributable to common shareholders	0.03	0.11
Basic and diluted earnings (loss) per share attributable to common shareholders	$(0.05)	$0.01

Weighted-average basic and diluted shares outstanding	58,165	57,620

AMOUNTS ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS:
Loss from continuing operations	$(4,860)	$(5,634)
Total discontinued operations	2,016	5,897
Net income (loss)	$(2,844)	$263

Same-store facility results (376 facilities)

(in thousands, except percentage and per square foot data)

	Three months ended
	June 30,		Percent
	2009	2008	Change
REVENUES
Rental income	$51,379	$53,448	-3.9%
Other property related income	4,502	4,016	12.1%
Total revenues	55,881	57,464	-2.8%

OPERATING EXPENSES
Property taxes	7,619	7,223	5.5%
Personnel expense	6,030	5,957	1.2%
Advertising	2,927	1,689	73.3%
Repair and maintenance	793	880	-9.9%
Utilities	2,351	2,319	1.4%
Property insurance	675	791	-14.7%
Other expenses	3,033	3,154	-3.8%
Total operating expenses	23,428	22,013	6.4%
Net operating income (1)	$32,453	$35,451	-8.5%

Gross margin	58.1%	61.7%
Period average occupancy (2)	75.7%	80.6%
Period end occupancy (3)	77.0%	81.8%
Total rentable square feet	24,218	24,218
Realized annual rent per occupied square foot (4)	$11.21	$10.95	2.4%

Scheduled annual rent per square foot (5)	$11.72	$12.40	-5.5%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (1)	$32,453	$35,451
Non same-store net operating income (1)	542	97
Indirect property overhead	(1,985)	(1,955)
Depreciation	(18,700)	(19,817)
General and administrative expense	(5,626)	(6,469)

Operating Income	$6,684	$7,307

(1)	Net operating income (NOI) is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation and general & administrative expense.
(2)	Square feet occupancy represents the weighted average occupancy for the period.
(3)	Represents occupancy at June 30 of the respective year.
(4)	Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.
(5)	Scheduled annual rent per square foot represents annualized scheduled rents per available square foot for the period.

Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except per share data)

	Three months ended
	June 30,
	2009	2008

Net income (loss)	$(3,086)	$298

Add (deduct):
Real estate depreciation	18,399	20,025
Gains on sales of real estate	(2,122)	(5,308)

FFO	$13,191	$15,015

Loss per share - fully diluted	$(0.05)	$0.01
FFO per share and unit - fully diluted	$0.21	$0.24

Weighted-average diluted shares outstanding	58,165	57,620
Weighted-average diluted shares and units outstanding	63,260	63,241

Dividend per common share and unit	$0.025	$0.180
Payout ratio of FFO	12%	76%